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             COLORADO GAMING & ENTERTAINMENT CO. SIGNS DEFINITIVE
                                SALE AGREEMENT


    Denver, CO, August 25, 1997 -- Colorado Gaming & Entertainment Co., (NASDAQ BB:"CGME"), announced today that it had signed a definitive Plan of Merger document with Ladbroke Racing Corporation ("Ladbroke"), for Ladbroke's acquisition of Colorado Gaming & Entertainment Co. The definitive merger agreement consummates the Letter of Intent that the two companies had entered into on July 21, 1997.

    Closing of the transaction remains subject to several contingencies including obtaining the necessary regulatory approvals and completion of due diligence. It is expected that the transaction will close in late 1997 or in early 1998.